Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 34 to the registration statement on Form N-IA (the "Registration Statement") of our report dated December 29, 1995, relating to the financial statements and financial highlights appearing in the October 31, 1995 Annual Report to Shareholders of PaineWebber Global Income Fund, which are also incorporated by reference into the Registration Statement. We also content to the references to under the heading "Financial Highlights - Global Income Fund" in the Prospectus and under heading "Other Information - Auditors" in the Statement of Additional Information.


Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
October 28, 1996